Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement dated January 3, 2005
to Prospectus declared
effective on November 23, 2004
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 23, 2004 and that Prospectus Supplement No. 2 dated December 21, 2004

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 3 supplements our Prospectus dated November 23, 2004 and the Prospectus Supplement No. 1 dated November 23, 2004 and Prospectus Supplement No. 2 dated December 21, 2004. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 3 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Alliance Pharmaceutical Corp. dated January 3, 2005 filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 3, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On January 3, 2005, Alliance Pharmaceutical Corp. issued a news release announcing that it had entered into an agreement with LEO Pharma S/A concerning the licensing, development and marketing of Oxygent™ in Europe and Canada. This news release is attached hereto as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Exhibit
99.1	News Release issued by Alliance Pharmaceutical Corp. on January 3, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: January 3, 2005	/s/ Duane Roth
Duane J. Roth, Chief Executive Officer

Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. AND LEO PHARMA A/S ANNOUNCE AN AGREEMENT CONCERNING THE LICENSING, DEVELOPMENT AND MARKETING AGREEMENT FOR OXYGENT™ IN EUROPE AND CANADA

San Diego, CA; January 3, 2005 — Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB), through its wholly owned subsidiary PFC Therapeutics, LLC (“PFC”), and LEO Pharma A/S (“LEO”) today announce that an agreement has been reached between PFC Therapeutics and LEO to enter into a License Agreement, subject to continued due diligence by LEO, to develop and commercialize Oxygent™ in Europe (EU member countries, EU membership applicants, Norway and Switzerland) and Canada. The terms of the License Agreement shall include certain initial and future payments to PFC upon the completion of various regulatory and commercial milestones for Oxygent™ development in Europe and royalties on commercial sales of Oxygent™ in Europe and Canada.

About ALLIANCE

Alliance Pharmaceutical Corp, founded in 1989, is a development stage pharmaceutical company that is currently focused on developing its lead product, Oxygent™.  Alliance is currently the only company that has advanced a synthetic PFC emulsion-based oxygen therapeutic into late-stage multi-center international clinical trials in both Europe and North America.  Through its wholly owned subsidiary, PFC Therapeutics, Alliance is developing Oxygent™ for the improvement of tissue oxygenation. The goal of the remaining clinical development program will be to seek marketing approvals for an indication to use Oxygent™ during surgery when tissues are in acute need of additional oxygen supply, and thereby decrease or avoid postoperative complications. Alliance will remain responsible for development of Oxygent™ and future commercialization in the U.S., and will continue with ongoing efforts to secure agreements for selected other countries.

About LEO

LEO Pharma A/S is one of the leading Danish research-based pharmaceutical companies. As a fully integrated and independent pharmaceutical company LEO was founded in 1908 and the company today markets significant products within the fields of dermatology, metabolic and cardiovascular diseases and ophthalmology and antibiotics. LEO is especially strong within dermatology and has developed the world leading products for treatment of mild to moderate psoriasis (DOVONEX® / DAIVONEX® and DAIVOBET®). LEO is furthermore one of the world’s largest producers of heparin including low molecular weight heparin and is actively engaged in researching treatment and marketing opportunities within critical care medicines. The company operates through fully owned affiliates in Europe and Canada as well as regional offices for Latin and South America, the Middle East, and Asia. The company markets its products in 90 countries and employs 3,200 people.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the results of LEO’s due diligence review, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data.  Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428).  Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information:
Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275